Exhibit 10.1

540 Gaither Road
Suite 400
Rockville, MD 20850

April 10, 2019

Dr. Simon Pedder

Dear Simon,

On behalf of Cerecor Inc., a Delaware corporation (the "Company"), we are pleased to offer you (“you” “your” or “the Employee”) employment under the terms set forth in this agreement (the "Agreement").

1.In General. You will be employed by the Company, and your employment hereunder shall be governed in accordance with the provisions set forth below. The Agreement may not be modified, altered or changed, except by mutual agreement by you and the Company which must be documented in writing signed by both Parties. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, without the need for further agreement or consent by either you or the Company. If the Company is acquired during the Term, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not automatically be terminated, and the Company agrees that it will provide this Agreement to the transferee or surviving company (“successor Company”) and require the successor Company to assume and be bound by the provisions of this Agreement as condition of any Change in Control as defined in Section 7. The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of that party to enforce any such provision.

2.Position. Effective April 15, 2019 (the “Effective Date”) you will serve as the Executive Chair of the Board of the Company. As Executive Chair, you will report exclusively to the Company’s Board of Directors. During the Employment Term, you shall devote at least 50% of your business time, energy and skill and your best efforts to the performance of your duties with the Company, it being acknowledged that you may continue to work for Athenex and serve on other company boards of directors to the extent doing so does not interfere with your duties and responsibilities to the Company either in terms of time or any conflicts of interest. If and when you begin to work full-time for the Company, your base salary and equity compensation outlined below will double on the same vesting terms, subject to Board approval at that time in light of the then current circumstances. You will remain on the Company’s Board of Directors upon assuming employment, but you will no longer serve on any Company Board committee that require independence of its members.

3.Term. This Agreement sets forth the terms and conditions of your employment that shall apply commencing on the Effective Date and ending upon termination of this Agreement by either party as described in Section 7 hereof (such period, the “Employment Term”).

4.Base Salary. The Company agrees to pay you base salary compensation at an annual rate of not less than US $350,000, payable in accordance with the regular payroll practices of the Company. The base salary as increased from time to time shall constitute “Base Salary” for purposes of this Agreement. The Employee’s Base Salary shall be subject to annual review and may be increased, but not decreased, from time to time; provided, however, that notwithstanding the foregoing, the Employee’s Base Salary may be decreased in conjunction with a reduction in base salary affecting all executive-level employees so long as the Employee will not experience a proportional decrease greater than that of any other executive-level employee.

5.Bonus Compensation.

a)    Equity Grants. On the Effective Date, you will be granted three equity awards, in compliance with Nasdaq listing and stockholder approval rules, and the terms of an individual award agreement, as follows:

•
250,000 shares of restricted Company common stock with 50,000 shares immediately vested and the remainder vesting in 3 equal annual increments based on continued employment, with the tax burden of the immediately vested stock to be covered by the Company;

•
An option to purchase 300,000 shares of Company common stock vesting 1/3 on the first anniversary of the Effective Date and 1/36th per month thereafter, with an exercise price equal to market value on the date of grant; and

•
An option to purchase 300,000 additional shares of Company common stock vesting 1/3 upon the Company’s common stock closing at or above $8.00 per share (adjusted for any stock splits or the like) for three consecutive days, 1/3 upon the Company’s common stock closing at or above $10.50 per share (adjusted for any stock splits or the like) for three consecutive days, and 1/3 upon the Company’s common stock closing at or above $13.00 per share (adjusted for any stock splits or the like) for three consecutive days, with an exercise price equal to market value on the date of grant.

During the Employment Term, you shall be eligible to receive additional discretionary annual equity awards determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such award. Such awards may consist of restricted stock or options to acquire shares of Cerecor common stock, pursuant to the terms, conditions, and restrictions of this Agreement, the Cerecor Inc. 2016 Equity Incentive Plan (the "Plan") or other future similar plan and the form of award agreement thereunder, and are intended to be substantially consistent with equity awards paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

b)    Bonus. You will receive a $50,000 cash bonus promptly after execution of this Agreement. In addition, during the Employment Term, you shall be eligible to receive an annual bonus with a target of 60% of our base salary and the possibility of over-achievement as determined by the Board or the Compensation Committee of the Board, in its sole discretion, provided you are employed on the date such annual bonus is paid. For 2019, even though you will not have worked for the Company for the full calendar year, you shall be eligible for a full bonus, not pro-rated for days of service. Such bonus may consist of cash and/or if mutually agreed grants of additional equity awards in the Company, and is intended to be substantially consistent with bonuses paid to executives of similar grade in similarly situated companies in the biotechnology industry, subject to the results of operations and financial condition of the Company and your level of individual performance.

6.Employee Benefits. You shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. However, after the Company changes or eliminates any specific benefit, the Company agrees to provide you with an alternative benefit of the same type and similar level that the Company provided on the Effective Date. In addition, you shall be entitled to paid vacation in accordance with the Company's vacation policy in effect from time to time. Upon presentation of appropriate documentation, you shall be reimbursed in accordance with the Company's expense reimbursement policy, for all reasonable business expenses incurred in connection with the performance of your duties hereunder.

7.Termination of Employment.

a)    Death or Disability. Your employment shall immediately terminate on the date of your death or upon ten (10) days' prior written notice by the Company for Disability for which the Company cannot provide a reasonable accommodation under the ADA (“Disability”). Upon your termination due to death or Disability, you (or your estate or legal representative, if applicable) shall be entitled to the Separation Benefits set forth in Section 7(f) below.

b)    For Cause. Your employment with the Company shall terminate immediately upon written notice by the Company for Cause. "Cause" shall mean: (i) your willful misconduct or gross negligence in the performance of your duties to the Company that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (ii) your failure to perform your duties to the Company or to follow the lawful directives of the Board (other than as a result of death or a physical or mental incapacity) that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company; (iii) your indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (iv) any act of theft, fraud, malfeasance or dishonesty in connection with the performance of your duties to the Company; or; (v) a material breach of this Agreement or any other agreement with the Company, or a material violation of the Company's code of conduct or other written policy that, if capable of cure, is not cured within thirty (30) days of your receipt of written notice from the Company. Upon a termination for Cause, the Company shall pay to you the Accrued Benefits.

c)    Without Cause. Your employment may be terminated by the Company without Cause (other than for death or Disability) immediately upon written notice by the Company. Upon a termination without Cause, the Company shall pay to you the separation benefits listed in Section 7(f) below. In addition, if the Company or any successor in a Change in Control terminates your employment without cause, you will not be bound by any of the post-employment restrictive covenants in Section 9(b) below.

d)    By Employee; Resignation For Good Reason. You may terminate your employment with the Company upon 30 days’ advance written notice to the Company of a termination for any reason. "Good Reason" shall mean, without your written consent, (i) a material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated), or (ii) a material breach of this Agreement, (iii) decreases your Base Salary hereunder, (iv) terminates this Agreement, or (v) makes any unilateral change to this Agreement. You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following the receipt of such notice to cure such alleged "Good Reason" event. If the Company does not cure such event within the cure period, you must terminate your employment within ten (10) days following the end of such cure period, and if you do not do so, any claim of such circumstances as "Good Reason" will be deemed irrevocably waived by you. Upon a termination for Good Reason, you shall be entitled to the payments and benefits described in Section 7(c)(f) below. In addition, if you resign for Good Reason after meeting the conditions set forth above, you will not be bound by any of the post-employment restrictive covenants in Section 9(b) below.

e)    Change in Control. In the event of a Change in Control, the Company agrees that it will require the (successor) Company to adopt and be bound by this Agreement as a condition of any such change. “Change in Control” means: (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of the voting securities of the Company ; (ii) the Company is the non-surviving party in a merger; (iii) the Company sells all or substantially all of its assets, or (iv) the Board of Directors of the Company, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership or ownership of the voting power of the Company’s voting securities to constitute a change of effective ownership or control of the Company. No “Change in Control” shall be deemed to have occurred merely as the result of a refinancing by the Company or as a result of the Company’s insolvency or the appointment of a conservator. In the event of a Change in Control as defined above, the (successor) Company will pay you the applicable payments and severance benefits listed in Section 7(f) below.

f)    Separation Benefits.

•Without Cause, Good Reason, Death or Disability Benefits. If the Company terminates your employment without cause under Section 7(c) above; if you resign for Good Reason under the conditions set forth in Section 7(d) above, or if the Company terminates your employment due to your “Death or Disability” under Section 7(a) above; and you (or the executor of your estate upon death or incapacity) sign(s) and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from your employment with the Company and all other terms determined exclusively by the Company, then (i) the Company shall pay you (or your estate): (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for 18 months following such termination; (iii) 150% of your then current target bonus; (iv) 18 months’ expedited vesting of all time-based equity grants that would have vested within 18 months after your last day of employment; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) 18 months after your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (i)(ii) and (iii) shall be made within ten business days after the effective date of your fully executed separation agreement on the first payroll period after the thirtieth (30th) day following such termination.

•Change in Control Benefits. In the event your employment is terminated by the (successor) Company without Cause, or by you resign for Good Reason, within 12 months after a Change in Control of the Company as defined in the Plan, and you sign and returns to the Company without revocation a release prepared by the Company of all legally waivable claims related to or arising from your employment with the Company and all other terms determined exclusively by the Company, the (successor) Company shall pay you the following: (i) the Accrued Benefits; (ii) continued payment of your Base Salary as in effect immediately prior to your termination for 24 months following such termination; (iii) 200% of your then target bonus amount; (iv) immediate, expedited and full vesting of all unvested equity grants; and (v) if you timely elect and remain eligible for continued health insurance coverage under federal COBRA law or, if applicable, state insurance laws, the Company will pay your COBRA or state continuation health insurance premiums until the earliest of (x) the maximum number of months allowed under COBRA after your termination; (y) expiration of your continuation coverage under COBRA; or (z) the date when you are eligible for substantially equivalent health insurance; provided, that the first payment pursuant to clauses (ii) and (v) shall be made within ten business days after the effective date of your fully executed separation agreement.

8.Release. Any payments and benefits provided under this Agreement beyond the Accrued Benefits shall only be payable if you execute and deliver to the Company and do not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. The Company shall deliver to you such release within seven (7) days after termination.

9.Restrictive Covenants.

a)    Confidentiality. You agree that you shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, either during your employment or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by you during the your employment by the Company (or any predecessor). The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to you or (B) you are required to disclose by applicable law, regulation or legal process (provided that you provide the Company with prior notice of the contemplated disclosure and cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and you hereby agree not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or prospective future employers solely for the purpose of disclosing the limitations on your conduct imposed by the provisions of this Section 9.

b)    Non-Compete. You acknowledge that you perform services of a unique nature for the Company that are irreplaceable, and that your performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during your employment hereunder and for a period of 12 months thereafter, you agree that you will not be employed by or render services to (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) any person, firm, corporation or other entity engaged in competition with the Company in any area of the Company’s business in which you had direct work related involvement while employed. Notwithstanding the foregoing, nothing herein shall prohibit you from being a passive owner of not more than five percent (5%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company or any of its subsidiaries.

c)    Non-Solicitation; Non-Interference. (i) During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company with which/whom you had any direct or indirect contact with while employed by the Company (“Customer”) to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any Customer.

(ii)    During your employment with the Company and for a period of 12 months thereafter, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries or affiliates to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or directly hire or retain any such employee, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and any of their respective vendors, joint ventures or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) if such person was employed or retained during anytime within six (6) months prior to, or after, your termination of employment.

d)    Inventions. (i) You acknowledge and agree that all ideas, methods, inventions, discoveries, improvements, work products or developments ("Inventions"), whether patentable or unpatentable, (A) that relate to your work with the Company, made or conceived by you, solely or jointly with others, during the Employment Term, or (B) suggested by any work that you perform in connection with the Company, either while performing your duties with the Company or on your own time, but only insofar as the Inventions are related to you work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. You will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and you will surrender them upon the termination of the Employment Term, or upon the Company's request. You will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in your name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). You will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all right full oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. You will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit. The Company will reimburse you for any reasonable, documented out-of-pocket expenses incurred by you as a result of the Company’s request(s) in complying with this Section 9(f)(i), including travel, duplicating or telephonic expenses incurred by you, but without additional compensation to you from the Company.

(ii)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and you agree that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to you. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, you hereby irrevocably convey, transfer and assign to the Company all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of your right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, you hereby waive any so-called "moral rights" with respect to the Inventions. You hereby waive any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to your benefit by virtue of you being an employee of or other service provider to the Company.

(f)     Return of Company Property. On the date of your termination of employment with the Company for any reason (or at any time prior thereto at the Company's request), you shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

(g)Tolling. In the event that a Court of legal jurisdiction rules that you violated any of the provisions of this Section 9 you acknowledge and agree that the post-termination restrictions contained in this Section 9 shall be extended by a period equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h)Survival of Provisions. The obligations contained in Sections 8, 9 and 10 hereof shall survive the termination or expiration of the Employment Term and your employment with the Company and shall be fully enforceable thereafter unless you are released from the post-employment restrictions as provided in Section 7 above.

10.Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have firsthand knowledge as a result of your employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of your employment with the Company and you have relevant firsthand knowledge. You agree to promptly inform the Company if you become aware of any lawsuits involving such claims that may be filed or threatened against the Company or its affiliates. You also agree to promptly inform the Company (to the extent that you are legally permitted to do so) if you are asked to assist in any investigation of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse you for all time you spend cooperating at an hourly rate calculated by dividing your last Base Salary at the Company divided by 2,080 or your loss of income—whichever is greated--plus for all reasonable out-of-pocket travel, duplicating or telephonic expenses, incurred by you in complying with this Section 10.

11.Equitable Relief and Other Remedies. You acknowledge and agree that the
Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8, 9 or 10 hereof would be inadequate and, in recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

12.No Assignments. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company.

13.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

15.Governing Law; Disputes. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland without regard to the choice of law principles thereof that would result in the application of the laws of any other Jurisdiction. You and the Company agree that any action or proceeding to enforce or arising out of this Agreement may be commenced in Montgomery County Circuit Court in the State of Maryland.

16.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between you and the Company or any of its subsidiaries with respect to the subject matter hereof, except that all equity grants made to you prior to the date hereof in your capacity as a director of the Company shall remain in effect and continue to vest according to their terms. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

17.Representations. You represent and warrant to the Company that (a) you have the legal right to enter into this Agreement and to perform all of the obligations on your part to be performed hereunder in accordance with its terms, and (b) you are not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent you from entering into this Agreement or performing all of your duties and obligations hereunder.

18.Tax Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

19.Code Section 409A.

(a)     The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event any additional tax, interest or penalty is imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A, the Company will indemnify you for those actual amounts.

(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered ''non-qualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a 'termination," 'termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay_ Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 19 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 95(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

(d)    For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered non-qualified deferred compensation.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to our outside counsel, Don Reynolds of Wyrick Robbins Yates & Ponton LLP via email to dreynolds@wyrick.com.

Sincerely,

By: /s/ Joseph Miller	/s/ Simon Pedder
Name: Joseph Miller	Simon Pedder
Title: Chief Financial Officer